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                                                                     EXHIBIT 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


                               [CHINA MOBILE LOGO]

                        CHINA MOBILE (HONG KONG) LIMITED
(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

                                  ANNOUNCEMENT

            Issue of Renminbi 5 Billion Guaranteed Bonds Due in 2011
                                       by
                 Guangdong Mobile Communication Company Limited
         A Wholly-Owned Subsidiary of China Mobile (Hong Kong) Limited

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The Board of Directors of China Mobile (Hong Kong) Limited announces that it has been informed today that the relevant regulatory authorities in the People's Republic of China have approved the issue in China of RMB5 billion of guaranteed bonds (equivalent to approximately HK$4.72 billion) due in 2011 by Guangdong Mobile Communication Company Limited, a wholly-owned operating subsidiary of the Company. The Board is of the view that the issue of bonds denominated in Renminbi will enable the Group to utilise capital at relatively lower cost, and will broaden the Company's financing channels and investor base, thereby assisting the Company in optimising its capital structure, reducing its capital costs and risk profile.
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Issue of Bonds

The board of directors (the "Board") of China Mobile (Hong Kong) Limited (the "Company", together with its subsidiaries, the "Group") announces that it has been informed today that the relevant regulatory authorities in the People's Republic of China have approved the issue in the People's Republic of China ("China") of RMB5 billion of guaranteed bonds (equivalent to approximately HK$4.72 billion) due in 2011 (the "Bonds") by Guangdong Mobile Communication Company Limited (the "Issuer"), a wholly-owned operating subsidiary of the Company. The Bonds will be issued to the public in China and will be available for purchase by citizens who hold Chinese resident identity cards and legal persons within China (except for those who are prohibited by laws and regulations in China to purchase). It is the Issuer's intention not to market the Bonds to connected persons (as defined under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited) of the Company. The Company anticipates that the issue of the Bonds will be completed in July this year. Upon completion of the issue, an application will be made for the listing of the Bonds on the Shanghai Securities Exchange. The Issuer has appointed China International Capital Corporation Limited (the "Lead Underwriter") as the Lead Underwriter for the issue of the Bonds.


Information about the Issuer

The Issuer is the Company's largest wholly-owned operating subsidiary in China and is responsible for the operations of the Group's mobile communications network in Guangdong Province. The Issuer is also the major provider of mobile communications services in Guangdong Province and had 11.21 million subscribers, representing approximately 82.9% of the total market share in Guangdong Province as at the end of 2000.


Main Terms and Conditions of the Bonds

The main terms and conditions of the Bonds are as follows:

Total Amount of Issue:

RMB5 billion

Issue Price:

Nominal value of the Bonds issued at par

Term of the Bonds:

10 years, no early redemption

Interest Rate of the Bonds:

Floating rate, adjusted annually from the first day of each interest payable year and payable annually. The coupon rate (annual interest rate) will be the total of the "Base Rate" and "Base Rate Differential". The Base Rate shall be the one-year lump sum fixed deposit rate published by the People's Bank of China on the date of issue of the Bond or the first day of each subsequent interest payable year. The Base Rate Differential will be agreed between the Issuer and the Lead Underwriter in accordance with the relevant regulations in China and taking into account the book-building responses. The Base Rate Differential will be finalised after being approved by the relevant competent authorities and will remain unchanged throughout the term of the Bonds.

Type of the Bonds:

The Bonds will be in book-entry and registered form, are transferable and can be charged or pledged in accordance with the laws.

Lot Size for Subscription:

In integral multiples of RMB1,000 and not less than RMB1,000.

Listing and Trading:

An application will be made for listing and trading on the Shanghai Securities Exchange immediately after the completion of the issue period.

Interest and Principal Repayment:

Interest will be paid annually. The principal will be paid together with the final annual interest payment.

Credit Rating:

AAA (consolidated rating by China Chengxin International Credit Rating Company Limited)

Guarantee:

The Company has issued a joint and irrevocable guarantee (the "Guarantee") for the performance of the Bonds. China Mobile Communications Corporation ("CMCC") has also issued a further guarantee in relation to the performance by the Company of its obligations under the Guarantee.

Target Investors and Jurisdiction:

The Bonds will be issued to the public in China and will be available for purchase by citizens who hold Chinese resident identity cards and legal persons within China (except for those who are prohibited by laws and regulations in China to purchase).

As the interest rate of the Bonds has not been determined as of the date of this Announcement, the Company will issue further announcement of the details of the item "Interest Rate of the Bonds" as set out in "Main Terms and Conditions of the Bonds" above after the interest rate of the Bonds has been agreed between the Issuer and the Lead Underwriter, and finalised upon being approved by the relevant Chinese competent authorities.


Guarantee Provided by the Company

The Company (the "Guarantor") undertakes to provide an unconditional, irrevocable and joint guarantee for the due performance of the Bonds, including the payment of the interest and principal of the Bonds and other charges which are payable by the Guarantor under the law. If the Issuer is unable to pay the principal and any interest of the Bonds that are due and payable in accordance with the issue terms and conditions which have been approved by the State Planning and Development Commission of China, the Guarantor will be responsible for the guaranteed obligations in accordance with the relevant laws and regulations. The Company will not charge any guarantee fees in respect of the Guarantee.


Further Guarantee Provided by China Mobile Communications Corporation

In addition, CMCC (the Company's ultimate controlling shareholder) undertakes to provide for the Company an unconditional, irrevocable and joint further guarantee (the "Further Guarantee") in relation to the obligations guaranteed by the Company. If the Company is unable to perform its guaranteed obligations, CMCC will be responsible for the guaranteed obligations in accordance with the relevant laws and regulations. CMCC will not charge the Company any fees and the Company will not pay any financial benefit to CMCC in relation to the Further Guarantee.


Application of the Proceeds from the Issue of the Bonds

The proceeds from the issue of the Bonds will be applied wholly to repay part of the syndicated loan (the "Syndicated Loan") of RMB12.5 billion (equivalent to approximately HK$11.79 billion) raised by the Company through China Mobile (Shenzhen) Limited, a wholly-owned subsidiary of the Company, in 2000 for the acquisition of the seven mobile communications companies in the seven provinces, municipalities and autonomous region. The Company anticipates that the annual interest rate of the Bonds will be lower than the weighted average annual interest rate of approximately 5.2% in respect of the Syndicated Loan and will result in a saving of interest payment by the Group. The Board is of the view that the issue of bonds in Renminbi will enable the Group to utilise capital at relatively lower costs, as well as broaden the Company's financing channel and investor base, thereby assist the Company to optimise its capital structure, reduce its capital costs and risk profile. Further information relating to the interest rate of the Bonds and the financial impact of the issuance of the Bonds on the Group will be included in an announcement to be published by the Company after the interest rate has been agreed between the Issuer and the Lead Underwriter, and finalised upon being approved by the relevant Chinese competent authorities.

In the meantime, investors are strongly advised to exercise caution in dealing in the securities of the Company.

For the sake of your easy reference, the exchange rate between Renminbi and Hong Kong Dollar provided in this Announcement is: RMB1.06 = HK$1.00. The provision of such exchange rate does not mean that Hong Kong Dollar could be converted into Renminbi based on such exchange rate.


                                                     By Order of the Board
                                                CHINA MOBILE (HONG KONG) LIMITED
                                                          Wang Xiaochu
                                                            Chairman

Hong Kong, 30 May 2001